Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES

FIRST QUARTER 2018 FINANCIAL RESULTS

TOANO, Va., May 1, 2018 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, today announced financial results for the first quarter ended March 31, 2018.

First Quarter Results

Net sales for the first quarter of 2018 increased $13.4 million, or 5.4%, to $261.8 million from $248.4 million in the first quarter of 2017. Net sales in comparable stores increased $7.3 million, or 2.9%, driven by a 4.7% increase in the average sale partially offset by a 1.8% decline in the number of customers invoiced. Merchandise sales in comparable stores grew 0.2% over the same quarter in the prior year. Net sales in non-comparable stores increased $6.1 million. The Company opened five new stores during the first quarter of 2018, bringing the total store count to 398 as of March 31, 2018.

Gross margin increased to 36.3% in the first quarter of 2018 from 34.9% in the first quarter of 2017. This improvement was primarily driven by the higher mix of manufactured products, specifically, engineered vinyl plank, that carry higher gross margins than some of the Company’s other product categories. These factors were partially offset by transportation costs, primarily related to rising fuel prices.

Selling, general and administrative (“SG&A”) expenses decreased 14.1% in the first quarter of 2018 to $96.4 million from $112.2 million in the comparable period in 2017. The $15.8 million decrease in SG&A was primarily attributable to the absence of the prior year’s $18 million accrual in connection with the MDL and Abrasion MDL, discussed in the Form 10-Q for the quarter ended March 31, 2018, that was recorded in the three months ended March 31, 2017 and related incremental legal and professional fees of approximately $3.1 million and $2.4 million for the three months ended March 31, 2018 and 2017, respectively. Excluding these items, which are shown in the attached supplemental schedule, from both periods, Adjusted SG&A (a non-GAAP measure) increased by $1.3 million in the three months ended March 31, 2018 as compared to the year-ago period, driven by modest increases in occupancy, depreciation and legal and professional fees while advertising was essentially flat to the prior-year period.

Operating loss for the three months ended March 31, 2018 was $1.4 million compared to an operating loss of $25.4 million in the comparable period in 2017. Operating loss as a percent of net sales was (0.5)% and (10.2)% for the three months ended March 31, 2018 and 2017, respectively. Excluding the items shown below in the attached supplemental schedule, Adjusted Operating Income (a non-GAAP measure) was $1.9 million for the three months ended March 31, 2018 compared to an Adjusted Operating Loss (a non-GAAP measure) of $5 million for the three months ended March 31, 2017. This improvement was driven by revenue growth and improved gross margin.

Net loss for the three months ended March 31, 2018 was $2 million, or $0.07 per diluted share, compared to a net loss of $26.4 million, or $0.93 per diluted share, for the three months ended March 31, 2017.

At March 31, 2018, the Company had approximately $129 million in liquidity, comprised of cash and cash equivalents and availability under its revolving credit facility. The Company had $26 million outstanding on its revolving credit facility at March 31, 2018, compared to $15 million at December 31, 2017.

Dennis Knowles, Chief Executive Officer, commented, “We continued solid execution of our strategy in the first quarter, and made progress across our installation and Pro initiatives, gross margin expansion, and improved SG&A leverage. In addition, we continue to receive positive customer feedback, particularly around our expanded and exclusive product offerings. We remain focused on driving traffic, increasing customer conversion and leveraging our complete service offering as we make beautiful flooring possible and easy for all.”

2018 Outlook

The Company reaffirmed its full-year 2018 expectations as follows:

Total revenue growth	Mid-to-upper single digits
Comp store sales growth	Mid-single digits
Adjusted operating profit margin (a non-GAAP measure)	Low-to-mid single digits (2% - 3%)
Store openings	20 - 25
Capital spending	$15 million to $20 million

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on May 1, 2018, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call ends through May 8, 2018 and may be accessed by dialing (844) 512-2921 or (412) 317-6671 and entering pin number 13678022. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.LumberLiquidators.com.

About Lumber Liquidators

With over 395 locations, Lumber Liquidators is North America's largest specialty retailer of hardwood flooring. The Company features more than 400 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate, resilient vinyl and wood-look ceramic tile. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators' low priced product, much of which is in stock and ready for delivery.

With premier brands including Bellawood and Morning Star Bamboo, Lumber Liquidators' flooring is often featured on popular television shows such as HGTV's Dream Home and This Old House. For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD.

Lumber Liquidators aims to be the industry leader in sustainability. For more information, please visit www.LumberLiquidators.com/Sustainability. Learn more about our corporate giving program at LayItForward.LumberLiquidators.com. You can also follow the Company on Facebook and Twitter.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENT

This press release includes "forward-looking" statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, the impact on us of any of the following:

•	government investigations and related legal proceedings;
•	other current and former legal proceedings;
•	obligations under various settlement agreements and other compliance matters;

•	impact of liquidity in the settlement of legal proceedings;
•	new laws and regulations;
•	impact of the Tax Cuts and Jobs Act (H.R. 1);
•	the inability to open new stores;
•	capital expenditures;
•	managing growth;
•	increased transportation costs;
•	damage to our assets;
•	operating stores in Canada and an office in China;
•	managing third-party installers;
•	renewing leases;
•	having sufficient suppliers;
•	our, and our suppliers’, compliance with complex and evolving rules, regulations, and laws at the federal, state, and local level;
•	product liability claims;
•	obtaining products from abroad, including effects of antidumping and countervailing duties, as well as other governmental measures aimed at balancing trade;
•	availability of suitable hardwood;
•	changes in economic conditions, both domestic and abroad;
•	sufficient insurance coverage;
•	access to capital;
•	handling of confidential customer information;
•	management information systems disruptions;
•	alternative e-commerce offerings;
•	our advertising strategy;
•	anticipating consumer trends;
•	competition;
•	internal controls;
•	impact of changes in accounting guidance;
•	stock price volatility; and
•	anti-takeover provisions.

The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. Information regarding these and other additional risks and uncertainties is contained in the Company's other reports filed with the Securities and Exchange Commission, including the Item 1A, "Risk Factors," section of the Form 10-K for the year ended December 31, 2017.

Non-GAAP and Other Information

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the following non-GAAP financial measures: (i) Adjusted SG&A; (ii) Adjusted SG&A as a percentage of sales; (iii) Adjusted Operating Income (Loss) and (iv) Adjusted Operating Profit Margin. These non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies. The Adjusted Operating Profit margin items guidance cannot be reconciled to GAAP guidance without unreasonable effort because we are unable to accurately forecast the impact of legacy legal and unusual items on operating profit.

The non-GAAP financial measures are presented because management uses these non-GAAP financial measures to evaluate the Company’s operating performance and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance, which include regulatory and legal settlements and associated legal and operating costs, changes in antidumping and countervailing duties, as such items are outside the control of the Company or are due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

For further information contact:

Lumber Liquidators Investor Relations

Steve Calk or Jackie Marcus

Tel: 757.566.7512

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31,	December 31,
	2018	2017
Assets
Current Assets:
Cash and Cash Equivalents	$12,606	$19,938
Merchandise Inventories	273,411	262,280
Prepaid Expenses	10,028	9,108
Other Current Assets	9,459	6,670
Total Current Assets	305,504	297,996
Property and Equipment, net	98,894	100,491
Goodwill	9,693	9,693
Other Assets	2,566	2,615
Total Assets	$416,657	$410,795

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$60,701	$67,676
Customer Deposits and Store Credits	43,493	38,546
Accrued Compensation	7,710	12,101
Sales and Income Tax Liabilities	5,499	4,273
Accrual for MDL and Related Other Matters	37,193	36,960
Other Current Liabilities	20,061	18,605
Total Current Liabilities	174,657	178,161
Other Long-Term Liabilities	19,674	19,787
Revolving Credit Facility	26,000	15,000
Total Liabilities	220,331	212,948

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000 shares authorized; 31,470 and 31,397 shares issued and 28,540 and 28,490 shares outstanding, respectively)	31	31
Treasury Stock, at cost (2,930 and 2,907 shares, respectively)	(141,439)	(140,875)
Additional Paid-in Capital	209,676	208,629
Retained Earnings	129,242	131,214
Accumulated Other Comprehensive Loss	(1,184)	(1,152)
Total Stockholders’ Equity	196,326	197,847
Total Liabilities and Stockholders’ Equity	$416,657	$410,795

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2018	2017

Net Sales	$261,772	$248,389
Cost of Sales	166,800	161,590
Gross Profit	94,972	86,799
Selling, General and Administrative Expenses	96,418	112,214
Operating Loss	(1,446)	(25,415)
Other Expense	321	512
Loss Before Income Taxes	(1,767)	(25,927)
Income Tax Expense	205	445
Net Loss	$(1,972)	$(26,372)
Net Loss per Common Share—Basic	$(0.07)	$(0.93)
Net Loss per Common Share—Diluted	$(0.07)	$(0.93)
Weighted Average Common Shares Outstanding:
Basic	28,508	28,292
Diluted	28,508	28,292

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2018	2017
Cash Flows from Operating Activities:
Net Loss	$(1,972)	$(26,372)
Adjustments to Reconcile Net Loss:
Depreciation and Amortization	4,723	4,335
Stock-based Compensation Expense	858	1,259
Loss on Disposal of Fixed Assets	7	—
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(14,483)	(298)
Accounts Payable	(7,079)	(32,032)
Customer Deposits and Store Credits	5,062	9,587
Prepaid Expenses and Other Current Assets	(1,090)	733
Accrual for MDL and Related Other Matters	250	18,000
Other Assets and Liabilities	(1,157)	(4,971)
Net Cash Used in Operating Activities	(14,881)	(29,759)
Cash Flows from Investing Activities:
Purchases of Property and Equipment	(3,048)	(2,502)
Other Investing Activities	6	—
Net Cash Used in Investing Activities	(3,042)	(2,502)
Cash Flows from Financing Activities:
Borrowings on Revolving Credit Facility	15,000	35,000
Payments on Revolving Credit Facility	(4,000)	(3,000)
Payments on Capital Lease Obligations	—	(114)
Payments on Financed Insurance Obligations	(367)	—
Other Financing Activities	(524)	444
Net Cash Provided by Financing Activities	10,109	32,330
Effect of Exchange Rates on Cash and Cash Equivalents	482	631
Net (Decrease) Increase in Cash and Cash Equivalents	(7,332)	700
Cash and Cash Equivalents, Beginning of Period	19,938	10,271
Cash and Cash Equivalents, End of Period	$12,606	$10,971

Lumber Liquidators Holdings, Inc.

GAAP to Non-GAAP Reconciliation

(in thousands, except percentages)

Items impacting SG&A with comparisons to the prior-year periods include:

	Three Months Ended March 31,
	2018		2017
	$	% of Sales	$	% of Sales
	(dollars in thousands)
SG&A, as reported (GAAP)	$96,418	36.8%	$112,214	45.1%

Accrual for MDL and Related Other Matters [1]	250	0.1%	18,000	7.2%
Legal and Professional Fees [2]	3,067	1.2%	2,408	1.0%
Sub-Total Items above	3,317	1.3%	20,408	8.2%

Adjusted SG&A, (a non-GAAP measure)	$93,101	35.5%	$91,806	36.9%

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[1] This amount represents the charge to earnings in 2017 related to the MDL and Abrasion MDL settlements and charges for certain cases related to the MDL in 2018, which is described more fully in Note 6 to the condensed consolidated financial statements.
[2] Represents charges to earnings related to our defense of certain significant legal actions during the period. This does not include all legal costs incurred by the Company.

Items impacting operating income (loss) with comparisons to the prior-year periods include:

	Three Months Ended March 31,
	2018	2017
	(in thousands)
Operating Loss, as reported (GAAP)	$(1,446)	$(25,415)

SG&A Items:
Accrual for MDL and Related Other Matters [1]	250	18,000
Legal and Professional Fees [2]	3,067	2,408
SG&A Subtotal	3,317	20,408

Adjusted Operating Income (Loss) (a non-GAAP measure)	$1,871	$(5,007)

___________________
1, 2, See the SG&A section above for more detailed explanations of these individual items.